Exhibit 10.16

February 4, 2007

Mark Kent

1135 Palomar Drive

Redwood City, CA 94062

Dear Mark:

We are delighted to offer you a position as the Chief Financial Officer, reporting to Thinh Tran, President and Chief Executive Officer of Sigma Designs, Inc. This is an exempt position with an initial bi-weekly rate equivalent to $225,000 per year.

Additionally, you are offered a time-time sign-on incentive bonus of $25,000.00. You agree that if you voluntarily terminate your employment with Sigma Designs within one year of your hire date, on your last day you will reimburse this sign-on bonus in full to Sigma Designs.

We will recommend to the Board of Directors that you be granted an option for 120,000 shares of Sigma Designs stock under our ISO plan. The vesting period will be five (5) years (20% per year) and the price will be the market price on the date of the grant.

As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including those that are described in the benefits summary. Employment with the Company is not for a specific term and can be terminated by you or by the Company at any time, for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you, are superseded by this offer. Any additions to or modifications of this term of your employment would have to be made in writing and signed by you and the President of the Company. This offer is contingent upon your executing an Employee Confidential Information Agreement. If you accept the offer, the terms described in this letter shall be the terms of your employment.

Mark, we are excited about having you join us and look forward to a beneficial and fruitful relationship for you and the Company.

To indicate your acceptance, please sign and return to me one original of this letter. This offer will remain valid through February 5, 2007, and I hope to have your acceptance well before that time.

Sincerely,

/s/ Maggie Anderson
Maggie Anderson
Human Resources Director

ACKNOWLEDGMENT & ACCEPTANCE

I have read, understand and accept, the above-described terms and conditions of employment and will join Sigma Designs on 2/5/07.

Signed:	/s/ Mark R. Kent	Date:	2/5/07